Exhibit 10.1

Joint Venture Agreement

This Joint Venture Agreement (“Agreement”) is entered into this 12 day of November, 2008 by and between Global Energy, Inc., a Nevada corporation, having an address at 7 Jabotinski Street, 38th floor, P.O. Box 141, Ramat Gan 52520, Israel (“Global”), S.C. Supercom S.A., a Romanian company, having an address at “Elisabeta”, Str. Gherghitei, nr 23c, Sector 2, Bucharest, Romania (“SC”) and S.C. Target Group S.R.L., a Romanian company, having an address at Calea Floreasca nr. 91-11,bl. F1, sc. 4, ap. 34, Sector 1, Bucharest, Romania (“TG”).

Whereas, the parties are interested in creating a joint venture company for the purpose of manufacturing diesel fuel from municipal solid waste in Romania;

NOW THEREFORE, in consideration of the mutual promises and undertakings of the parties, it is hereby agreed as follows:

1.	Incorporation of NewCo

1.1	Global and SC intend to incorporate an agreed upon legal entity in Romania (“NewCo”). The parties hereto intend to incorporate NewCo within sixty (60) days of the date of this Agreement.

1.2	All incorporation and other documents related to the creation of NewCo, including, but not limited to, the memorandum of association and the articles of association (the “Incorporation Documents”), shall be mutually agreed upon between Global and SC.

1.3	NewCo shall be incorporated under the name "Super Energy S.A." or any other name agreed upon by the parties.

2.	Purposes and Business of NewCo

2.1	NewCo shall engage in the business of converting municipal solid waste (“MSW”) into diesel fuel in Romania using certain KDV500 systems (“Systems”) and related technologies (the “Technology”) developed by Dr. Koch.

2.2	NewCo shall operate in accordance with a Business Plan and Budget to be mutually agreed upon between Global and SC.

2.3	The NewCo will have its own bank accounts.

3.	Initial Share Capital and Future Investors

3.1	The initial share capital of NewCo shall be as follows: Global 51% and SC 49%.

Global and SC will contribute upon the incorporation of NewCo 5% and 5% of their share capital, respectively, to TG so that the share capital of NewCo shall be Global 46%, SC 44% and TG 10%.

3.2	Global and SC may agree to bring in additional third party investors to NewCo and/or to take NewCo public and all existing shareholders of NewCo will be diluted accordingly.

4.	Management of NewCo

4.1	The powers, responsibilities, and procedures with respect to the shareholders, the Board of Directors and officers of NewCo shall be as specified in NewCo’s Incorporation Documents which shall be mutually agreed upon between Global and SC.

4.2	NewCo shall be run by an experienced and professional management team which shall be mutually agreed upon between Global and SC. The CEO of NewCo shall be mutually agreed upon between Global and SC. The CFO will be appointed by Global.

4.3	Initially, the Board of Directors of NewCo shall be comprised of 4 (four) board members. Global shall be entitled to appoint 2 board members, and SC shall be entitled to appoint 2 board member. Each party may appoint, remove and/or replace its respective directors by serving notice of such action. The initial Chairman of the Board of Directors shall be mutually agreed upon between Global and SC.

5.	Limitation on Transfer of NewCo’s Shares by the Parties

The following limitations shall apply to the transfer of the holdings of the parties in NewCo.

Transfer Restrictions

1.	No party shall sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber (any of the above, “Transfer”), all or any part of the shares owned by it (or securities convertible or exercisable therefor), other than in compliance with the terms herein or other than to a Permitted Transferee. For the purposes hereof, “Permitted Transferee” shall mean an entity which is wholly owned or controlled by the party. A Transfer to a Permitted Transferee is only permitted if (i) each such transferee agrees in writing on a form prescribed by NewCo to be bound by all of the provisions herein and (ii) any Transfer in interests to a Permitted Transferee shall be subject to all the transfer restrictions herein as if interests to such Permitted Transferee were shares in NewCo.

2.	In no event may either party Transfer any of their shares to any person, entity, business or venture that competes with the business of NewCo.

3.	Notwithstanding the foregoing, (i) during the first twelve months following incorporation of NewCo, neither party may Transfer any of its shares and (ii) from the first anniversary of incorporation of NewCo until the second anniversary of incorporation of NewCo, neither party may Transfer any of its shares to any third party prior to receiving the written consent of the other party

Right of First Offer (the “Right”)

1.	If at any time either party (the “Offeror”) wishes to Transfer any or all of the shares owned by it to a third party (the “Offered Shares”), then prior to soliciting an offer from, or making any such offer to, a third party, the Offeror shall first submit a written offer containing all material terms to the other party (the “Offer”) in respect of the Offered Shares.

2.	Within sixty (60) days after receipt of the Offer, the other party shall have the right to give notice to the Offeror of its intent to purchase all (but not less than all) of the Offered Shares on the same terms and conditions as set forth in the Offer. Once delivered, such notice, taken in conjunction with the Offer, shall be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares to the other party, and the sale of the Offered Shares to the other party shall occur within sixty (60) days of receipt of the Offeror’s written notice.

3.	Should written notice not be received by the Offeror within the sixty(60)day time period referenced above, or if the other party shall give notice of its election not to acquire such Offered Shares, then the Offer will be deemed to have lapsed, and the Offeror may, for a period of up to ninety (90) days thereafter, offer the Offered Shares to a bona fide third party on terms and conditions, including price, not more favorable to the proposed buyer than those contained in the Offer to the other party.

4.	Any shares not sold to a bona fide third party within the ninety (90) period referred to above shall again be subject to the requirements of this Right of First Offer.

5.	In the event that shares are sold in pursuant to this section, said shares shall continue to be subject to the other restrictions on the transfer of shares imposed herein, and the purchaser of said shares shall agree in writing to abide by such provisions.

Tag Along

1.	In the event that either party (the “Initiating Party”) wishes to Transfer any shares of NewCo held by it to a third party, the Initiating Party shall notify the other party in writing, and the other Party shall have the right to require, as a condition to such Transfer, that the proposed transferee purchase from it upon the same terms, that number of shares which constitutes the same portion of the total number of shares held by it as the number of shares proposed to be sold by the Initiating Party (the “Co-Sale Shares”).

2.	The other party shall have the option, exercisable by written notice to the Offeror, within thirty (30) days after receipt of the notice from the Offeror, to require participation in the sale as referenced above.

3.	In the event that the other party exercises its tag along rights hereunder, the Initiating Party must cause the proposed transferee to add such shares to the shares to be purchased by the transferee, as part of the sale agreement to such a degree that all of the Co-Sale Shares are included.

6.	Project and Project Finance

Definition of System:

System means the whole line of equipment for preparation / shredding of the M.S.W. and the KDV500.

The First System

6.1	SC will purchase and install the first System to process approximately one (1) ton of MSW and produce 500 liters of diesel per hour no later than April 30, 2009 (the “First System”).

6.2	Global through its affiliate AK – Global Energy GmbH will submit to SC a detailed contract for the purchase of the First System which shall detail the price, payment terms, timetable and manufacturer guaranties.

6.3	Global will guaranty the supply of the necessary catalizator in connection with the First System for a period of at least ten (10) years.

6.4	AK Global Energy GmbH will guarantee together with the producer of the equipment the good function of the installation to the established parameters, respectively processing MSW and obtaining 500 liters of diesel per hour.

Transfer of the First System and Additional Projects

6.5	Once the economic feasibility of the First System has been demonstrated and thirty (30) days after continuous operation and production of 75% efficiency, SC will transfer the First System to NewCo at the same cost and terms which S.C. was granted respectively: If SC obtained grants, SC will lease the system to NewCo, the lease fees will be equal with the installments for the obtained credit by SC, and after a period of 5 years will transfer the System to NewCo at the cost of the residual value. If SC did not obtain grants S.C. will sell to NewCo the System. Global and SC will then develop a project with a capacity to produce up to 1,000 tons of MSW per day provided SC can secure the MSW with a contract with the relevant municipality for a period of at least ten (10) years.

6.6	Global and SC may agree a larger capacity if SC can secure the required amounts of MSW from the relevant municipalities for periods of at least ten (10) years as provided for in Section 8.

Project Finance

6.7	All projects will be mutually agreed upon between Global and SC and will be financed by way of “project finance” pursuant to which SC will provide the 100% required equity via a Special Purpose Vehicle (“SPV”) and will apply for loans, grants and other institutional loans on a non-recourse basis as is possible.

6.8	The costs of the financing will be borne by NewCo.

6.9	NewCo will reimburse S.C. for investments it made on behalf of NewCo at the same cost and terms S.C. was granted.

6.10	Whenever and wherever possible NewCo will apply solely for Loans grants etc.

Project Operation

6.11	Global and SC will mutually agree upon the sub-contracting of project operations to third parties (or to SC itself). If SC will serve as the sub-contractor to operate a specific project, it will be on a competitive basis and SC will be entitled to a fee of ten (10) percent above cost, as mutually agreed upon between Global and SC.

7.	Profit Sharing in NewCo

NewCo shall distribute to its shareholders at least twenty-five percent (25%) of all annual net profits of NewCo, after tax and after repayment of shareholder loans, in the form of dividends or otherwise as the law permits.

8.	Contribution and Responsibilities of SC to NewCo and the Projects

8.1	SC will be responsible for supplying the various projects with the required quantities of rich hydrocarbon MSW for the Systems on terms to be mutually agreed upon between Global and SC.

8.2	Global and SC may agree to receive raw MSW and to sort it by the relevant project companies.

8.3	SC will pay NewCo from the amount it saves, as may be from case to case “because it doesn’t deposit the MSW in the landfill” a percent that will be mutually agreed between Global and S.C., for each ton of MSW processed by the system and Technology.

8.4	SC will also arrange in connection with the relevant project:

8.4.1	land on which the Systems can be installed (lease fees to be paid by NewCo)

8.4.2	all building and operation permits;

8.4.3	all necessary and required local assistance;

8.4.4	all environmental permits prior to commencement of the relevant project;

8.4.5.	electricity supply, if necessary; and

8.4.6	sale of the diesel fuel produced (agreements to be approved and signed by the CEO and CFO of NewCo)

9.	Confidentiality

9.1	All information exchanged between the parties in connection with this Agreement shall be treated as strictly confidential and may not be disclosed in any manner to a third party and may only be used for the purposes of the Agreement and the drafting of the Incorporation Documents. Notwithstanding the aforesaid, the parties hereto may disclose this Agreement and the relevant confidential information of the other party to its affiliates, provided that such disclosure is necessary for the purposes of this Agreement and provided such affiliates undertake the same confidentiality obligations as stated in this Agreement. The aforementioned does not apply to information which is publicly known or becomes publicly known without breach of this Agreement or which was already in the possession of the receiving party, or which was received from a third party which possessed it in good faith and is entitled to disclose it, or which is independently developed by the receiving party as proven by its written records.

9.2	Each party hereto shall be entitled, without the prior approval of the other party, to make any press release or other regulatory filings with respect to the transactions covered by this Agreement, as is required by applicable law and regulations.

10.	Costs

Each party shall bear its own costs in connection with the execution of this Agreement, the Incorporation Documents and the incorporation of NewCo.

112.	Governing Law; Jurisdiction.

11.1	This Agreement, its performance and interpretation shall be governed by the Romanian law including all the international normative laws to which Romania adhered.

11.2	The Tribunals of Romania will rule any dispute or controversy arising out of or relating to this Agreement. The parties have the right to appeal any decision of the Romanian tribunals to the competent european tribunals.

In witness whereof, each of the undersigned has caused this Agreement to be executed by its duly authorized representatives as of the date hereof.

/s/ Asi Shalgi —————————————— Global Energy Inc. by: Asi Shalgi title: C.E.O	/s/ —————————————— S.C. Supercom S.A. by: Ilie Ionel Ciuclea title: President

/s/ —————————————— S.C. Target Group S.R.L. by: Chanan Schiffer title: Shareholder